Exhibit 5.2

April 23, 2015

Pinnacle West Capital Corporation
400 North Fifth Street, PO Box 53999
Phoenix, Arizona 85072-3999

Ladies and Gentlemen:

We will be acting as counsel to any underwriters, dealers, purchasers or agents in connection with the offer and sale, from time to time, by Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), of an indeterminate aggregate initial offering price of the following securities under a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”): (1) unsecured debt securities (the “Debt Securities”), which may consist of senior unsecured debt securities (the “Senior Debt Securities”) or subordinated unsecured debt securities (the “Subordinated Debt Securities”); (2) preferred stock; and (3) common stock, in each case to be offered and sold from time to time by the Company under the Registration Statement pursuant to Rule 415 under the Securities Act.

The Senior Debt Securities will be issued under an Indenture dated as of December 1, 2000 between the Company and The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, as amended (the “Senior Indenture”), and the Subordinated Debt Securities will be issued under an Indenture dated as of December 1, 2000 between the Company and The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, as amended (the “Subordinated Indenture”), in each case as filed as exhibits to the Registration Statement.

In connection with the filing of the Registration Statement by the Company, we have reviewed the Registration Statement and corporate and other documents that we considered relevant for the purposes of the opinion expressed in this letter.  The opinion set forth in this letter is limited to the law of the State of New York as in effect on the date hereof.

On the basis of such review and assuming that (i) the applicable provisions of, and the rules and regulations promulgated under, the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of applicable states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and remain effective authorizing the issuance and sale of the Debt Securities, (iii) the Debt Securities have been issued and sold upon the terms specified in such resolutions and (iv) any other applicable regulatory approvals have been obtained and the Debt Securities have been issued and sold upon the terms specified in such approvals, subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Senior Indenture and the Subordinated Indenture, as the case may be, and any supplemental indenture or other instrument entered into or otherwise executed or adopted thereunder, in each case, have been duly executed and delivered so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon, or any order, decision, judgment or decree that may be applicable to, the Company, and when any of such Debt Securities have been duly executed, authenticated, delivered and paid for in accordance with the terms of the Senior Indenture and the Subordinated Indenture, as the case may be, such Debt Securities will be legally issued and will constitute the valid and binding obligations of the Company.

Our opinion set forth above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, receivership, conservatorship, arrangement, reorganization, moratorium and other laws affecting and relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us under the heading “Legal Opinions” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP